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                                                                Exhibit - 5.1
                                                                -------------

                    [McDermott, Will & Emery Letterhead]






                                        October 29, 1996


APAC TeleServices, Inc.
One Parkway North Center
Deerfield, Illinois  60015

        Re:     Registration Statement on Form S-3
                File No. 333-14097
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Ladies and Gentlemen:

        You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement") which has been filed with the Securities and Exchange Commission by APAC TeleServices, Inc. (the "Company"). The Registration Statement relates to 4,100,000 Common Shares, par value $.01 per share, of the Company ("Common Shares"), to be sold by certain shareholders of the Company and an aggregate of 615,000 additional Common Shares subject to an over-allotment option granted to the underwriters (together with the 4,100,000 Common Shares, the "Secondary Shares").

        In arriving at the opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

        Based upon and subject to the foregoing, we are of the opinion that when issued and sold in accordance with the terms and conditions of the U.S. Purchase Agreement and the International Purchase Agreement (as these terms are defined in the Registration Statement) the Secondary Shares will be validly issued, fully paid and non-assessable.

        Members of our firm are admitted to the practice of law in the State of Illinois and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Illinois and the laws of the United States of America. We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        /s/ McDermott, Will & Emery